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                                   EXHIBIT 12
                         JOSTENS, INC. AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

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                                                                                                   Six months
                                          Three months ended                Years ended               ended           Years ended
                                        ----------------------   -------------------------------   ------------   -----------------
                                         April 1      April 3     January 1  January 2 January 3   December 28     June 30  June 30
Dollars in thousands                      2000          1999        2000       1999       1998         1996          1996    1995
--------------------------------------------------------------   -------------------------------   ------------   ------------------
Earnings
Income from continuing operations
before income taxes                       $19,023     $13,518     $74,659    $83,520    $93,383         $   26     $87,479  $ 93,893

Interest expense
(excluding capitalized interest)            1,916       1,122       7,312      7,014      6,854          4,324       9,296     5,350

Portion of rent expense under
long-term operating leases
representative of an interest factor          322         398       1,483      1,233      2,133          1,070       2,103     2,100

Amortization of debt expense                   23           3         174         12         12              6         107       102
--------------------------------------------------------------   -------------------------------   ------------   ------------------
Total earnings                            $21,284     $15,041     $83,628    $91,779   $102,382         $5,426     $98,985  $101,445
==============================================================   ===============================   ============   ==================

Fixed charges
Interest expense
(including capitalized interest)          $ 1,916     $ 1,267     $ 7,713    $ 7,717    $ 6,854         $4,324     $ 9,296  $  5,350

Portion of rent expense under
long-term operating leases
representative of an interest factor          322         398       1,483      1,233      2,133          1,070       2,103     2,100

Amortization of debt expense                   23           3         174         12         12              6         107       102
--------------------------------------------------------------   -------------------------------   ------------   ------------------
Total fixed charges                       $ 2,261     $ 1,668     $ 9,370    $ 8,962    $ 8,999         $5,400     $11,506  $  7,552
==============================================================   ===============================   ============   ==================

Ratio of earnings to fixed charges            9.4         9.0         8.9       10.2       11.4            1.0         8.6      13.4
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